Exhibit 99.1

___________________________________________________

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS

          Pleasanton, California, August 18, 2004 -- Ross Stores, Inc. (ROST) today reported earnings per share for the 13 weeks ended July 31, 2004 of $.22, compared to $.35 for the 13 weeks ended August 2, 2003.  Net earnings for the second quarter ended July 31, 2004 were $32.6 million, compared to $54.6 million for the 13 weeks ended August 2, 2003.  All earnings results reported for the quarter ended July 31, 2004 are inclusive of a previously-announced non-cash charge of $.07 per share, or $11.0 million in net income, related to the write-down of the Company’s former corporate office and distribution center in Newark, California.  They are also consistent with the Company’s previous estimates.  Current year second quarter sales rose 4% to $1.009 billion, from $966 million for the quarter ended August 2, 2003.  Comparable store sales for the period declined 3% from the prior year.

          For the six months ended July 31, 2004, earnings per share totaled $.53, compared to $.67 for the six months ended August 2, 2003.  Net earnings for the six months ended July 31, 2004 were $81.1 million, compared to $103.9 million for the same period in the prior year.  Again, results for the first six months of 2004 are inclusive of the previously referenced charge.  Sales for the first six months rose 8% to $2.000 billion, with same store sales flat to the prior year period.

          Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “As previously reported, we believe our business in the second quarter was affected by problems associated with our new Core Merchandising System and the resulting limitations these placed on our ability to identify and respond to changes in customer trends – especially in what appears recently to be a more difficult retail climate.  This situation resulted in below-plan sales and a decline in gross margin.  Selling, general and administrative costs also deleveraged due to the decline in comparable store sales.”

          “We made progress during the quarter in resolving many of the problems we have experienced with this new system.  As previously reported, information to support the allocation function has been back to normal since early June. We continue to make progress addressing the information requirements most important to the buying process and believe that most of these data needs will be addressed in the next few weeks, with some planned to be complete later in the third quarter.  Although we expect sales to begin to gradually improve once these system issues have been remedied, we anticipate that there will be a residual impact to sales and earnings throughout the second half of 2004 as we cycle through merchandise imbalances that resulted from this situation,” said Mr. Balmuth.

          Mr. Balmuth continued, “Strong cash flows continue to provide the resources to fund capital investments in new store growth and infrastructure, as well as the Company’s stock repurchase and dividend programs.  During the first six months of 2004, we repurchased 4.5 million shares of common stock for an aggregate of $124 million under the two-year $350 million program authorized by our Board of Directors in early 2004.  We ended the quarter with 147.5 million shares of common stock outstanding.”

          “Looking ahead, our healthy financial position provides us with a solid foundation on which to grow.  We still expect to open 80 net locations in 2004 to end the year with 648 stores in 26 states and Guam, or square footage expansion of 14%.”

          “Last week, the first three of ten planned initial dd’s DISCOUNTSSM stores had their grand openings in Northern California.  This exciting new off-price concept delivers exceptional values to consumers with household incomes of $30,000 to $40,000, one of the fastest-growing demographics in the country.  With a potential of at least 500 locations, we believe dd’s DISCOUNTSSM has the ability to significantly enhance our growth prospects over the next five to ten years,” noted Mr. Balmuth.

          The Company will provide additional details concerning its second quarter results and business outlook on a conference call to be held on Wednesday, August 18, 2004 at 11:00 a.m. Eastern Daylight time.  Participants may listen to a real time audio webcast of the conference call by visiting the Company’s web site located at www.rossstores.com.   A recorded version of the call will also be available until the end of the month at the web site address and via a telephone recording through August 25, 2004 at 402-220-5900, PIN #2342.

           Forward-Looking Statements:  This press release and the conference call information and transcript on the Company’s website contain forward-looking statements regarding new store growth and expected sales and earnings levels and forward-looking statements regarding the time needed to remedy ongoing difficulties with new core merchandising information systems and the severity, duration and financial impact of resulting in-store inventory imbalances, all of which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The Company is continuing to assess the new information systems, and cannot be certain that all problems have currently been discovered or that their scope is understood.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “project,” “guidance” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTSSM include the Company’s ability to successfully implement and correct difficulties in various new supply chain and merchandising systems, including generation of all necessary information in a timely and cost effective manner, obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in the level of consumer spending on or preferences for apparel or home-related merchandise, changes in geopolitical and general economic conditions, and unseasonable weather trends, lower than planned gross margin and greater than planned operating costs.  Other risk factors are detailed in the Company’s Form 10-K for fiscal 2003.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

* * * * *

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second-largest off-price company with 2003 revenues of $3.9 billion.   The Company had 616 stores in operation as of July 31, 2004, compared to 553 stores at the end of the same period last year.   In addition, a new concept, dd’s DISCOUNTSSM, is being launched in the Fall of 2004 with ten planned stores in Northern California.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories and footwear for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTSSM features a more moderate assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s web site at www.rossstores.com.

ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended		Six Months Ended

($000, except per share data, unaudited)	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003

Sales	$1,008,600	$965,610	$2,000,492	$1,844,894
Costs and Expenses
Cost of goods sold, including related buying, distribution and occupancy costs	772,743	724,206	1,523,365	1,377,454
Selling, general and administrative	164,032	151,832	325,463	296,971
Impairment of long-lived assets	18,000	0	18,000	0
Interest expense (income), net	336	(61)	506	(131)

Total costs and expenses	955,111	875,977	1,867,334	1,674,294
Earnings before income taxes	53,489	89,633	133,158	170,600
Provision for taxes on earnings	20,914	35,047	52,065	66,705

Net earnings	$32,575	$54,586	$81,093	$103,895
Earnings per share
Basic	$0.22	$0.36	$0.54	$0.68
Diluted	$0.22	$0.35	$0.53	$0.67
Weighted average shares outstanding (000)
Basic	148,106	152,540	148,998	153,324
Diluted	150,903	155,384	152,148	155,924
Stores open end of period	616	553	616	553

ROSS STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

($000, unaudited)	July 31, 2004	August 2, 2003

ASSETS
Current Assets
Cash and cash equivalents	$108,353	$176,860
Accounts receivable	27,876	27,041
Merchandise inventory	897,542	815,495
Prepaid expenses and other	53,978	31,420
Deferred income taxes	22,742	16,645

Total Current Assets	$1,110,491	$1,067,461
Property and equipment, net	472,513	443,084
Other long-term assets	58,007	50,327

Total Assets	$1,641,011	$1,560,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable, accrued expenses and other	$726,066	$697,334
Income taxes payable	(2,248)	40,199

Total Current Liabilities	$723,818	$737,533
Long-term debt	50,000	50,000
Other liabilities	68,251	56,250
Deferred income taxes	75,006	41,666
Stockholders’ Equity	723,936	675,423

Total Liabilities and Stockholders’ Equity	$1,641,011	$1,560,872

ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended

($000, unaudited)	July 31, 2004	August 2, 2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$81,093	$103,895
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	43,276	35,733
Impairment of long-lived assets	18,000	—
Change in assets and liabilities:
Merchandise inventory	(56,051)	(98,977)
Other current assets, net	(27,095)	(3,208)
Accounts payable	30,033	74,389
Other current liabilities	(11,633)	42,560
Other long-term, net	12,021	437

Net cash provided by operating activities	89,644	154,829

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to property and equipment	(56,466)	(70,366)

Net cash used in investing activities	(56,466)	(70,366)

CASH FLOWS USED IN FINANCING ACTIVITIES
Issuance of common stock related to stock plans, net	18,691	10,437
Proceeds from long-term debt	—	25,000
Treasury stock related to tax withholding	(8,447)	(1,244)
Repurchase of common stock	(123,847)	(83,593)
Dividends paid	(12,768)	(8,852)

Net cash used in financing activities	(126,371)	(58,252)

Net decrease in cash and cash equivalents	(93,193)	26,211

Cash and cash equivalents:
Beginning of period	201,546	150,649

End of period	$108,353	$176,860